STOCK PURCHASE AGREEMENT

By and between

Tie LI,

YILI CARBORUNDUM USA, INC.

and

PARAGON SEMITECH USA, INC.

dated as of September 2, 2008

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 2, 2008 (the “Agreement”) by and among Tie LI, an individual residing at 22 Berkshire Way, East Brunswick, NJ 08816 (“Li”), YILI CARBORUNDUM USA, INC., a Delaware corporation (“Yili US”) and PARAGON SEMITECH USA, INC., a Delaware corporation (the “Company”).

WHEREAS, Li currently owns 100% of the issued and outstanding capital stock of C3 Capital, Limited, a BVI Company incorporated under the laws of the British Virgin Islands (“C3”);

WHEREAS, C3 has entered into an Equity Transfer Agreement with Yili Master Carborundum Production Co., Ltd. (“Yili China”), a corporation incorporated under the laws of the People’s Republic of China (“PRC”) to acquire all of the equity interests in Yili China; C3 has also entered into an Equity Transfer Agreement with Xinjiang Ehe Mining and Metallurgy Co., Ltd. (“Ehe China”), a corporation incorporated under the laws of the PRC to acquire 90% of the equity interests in Ehe China; in addition, C3 has entered into a Memorandum of Understanding (“MOU”) with Mr. Gao Zhiqiang and Mr. Li Ping to acquire all of the equity interests they are going to have in Xinjiang Paragon Master Mining Co., Ltd. (“Quartz Mine China”), a corporation to be incorporated under the laws of the PRC having the quartz mine as identified in the MOU. The transactions contemplated under the Equity Transfer Agreements and MOU with respect to Yili China, Ehe China and Quartz Mine China are referred to as “PRC Entity Restructuring”.

WHEREAS, the Company owns 100% of the outstanding capital stock of Yili US;

WHEREAS, Li believes it is in his best interests to sell and transfer to Yili US all of the outstanding capital stock of C3 (the “C3 Shares”) for $10,000 and each of the Company and Yili US believes it is in its best interests to purchase the C3 Shares, upon the terms and subject to the conditions set forth in this Agreement (the “Stock Purchase”);

WHEREAS, it is the intention of the parties that: (i) Yili US shall acquire 100% of the C3 for a cash purchase price of $10,000; and (ii) said sale and transfer to Yili US shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”);

WHEREAS, immediately following the consummation of the Stock Purchase, the Company intends to enter into a private placement financing transaction with one or more accredited investors (each an “Investor” and collectively, the“Investors”) whereby the Company will issue shares of newly-designated Series A Senior Convertible Preferred Stock, par value $.001 per share, of the Company and related warrants for cash (the “Financing Transaction”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF C3 SHARES

Section 1.1 Purchase and Sale. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, Li shall sell, assign, transfer, convey and deliver the C3 Shares to Yili US, and Yili US shall pay to Li in cash, in full consideration for the purchase of the C3 Shares $10,000 in cash or by wire transfer of immediately available funds.

Section 1.2 Capitalization. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement and the Securities Purchase Agreement, dated the date hereof by and among the Company and The China Hand Fund I, LLC (the “Securities Purchase Agreement”; the transactions contemplated under the Securities Purchase Agreement, the “Series A Financing”), the Company shall have authorized (a) a total of 100,000,000 shares of Common Stock, par value $.001 per share, 10,006,000 shares of which are issued and outstanding, (b) a total of 10,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), none of which are issued and outstanding., but 2,000,000 shares shall have been designated as Series A Senior Convertible Preferred Stock (“Series A Stock”).

Section 1.3 Closing. The closing of the Stock Purchase to be made pursuant to this Agreement (the "Closing") shall take place at 5:00 p.m. E.D.S.T. on the day the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022. At the Closing, Li shall deliver to Yili US the stock certificates representing 100% of the C3 Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. In full consideration for the purchase of the C3 Shares, Yili US shall pay to Li $10,000 in cash or by wire transfer of immediately available funds.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents, warrants and agrees that the statements in the following paragraphs of this Section 2 are all true and complete as of the date hereof, and will, except as contemplated by this Agreement, be true and complete as of the Closing Date as if first made on such date:

Section 2.1 Corporate Organization

a. Each of the Company and Yili US is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of the Company (a "Company Material Adverse Effect");

b. Copies of the Certificate of Incorporation and By-laws of the Company as well as the Certificate of Designation of the Series A Stock, with all amendments thereto to the date hereof, have been furnished to Li, and such copies are accurate and complete as of the date hereof. The minute books of the Company and Yili US are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of the Company and Yili US from their dates of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of the Company and Yili US.

Section 2.2 Authorization and Validity of Agreements. Each of the Company and Yili US has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Yili US and the consummation by the Company and Yili US of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.3 No Conflict or Violation. The execution and delivery by each of the Company and Yili US of this Agreement does not, and the performance by the Company and Yili US of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of any of the terms, conditions or provisions of any other agreement to which the Company or Yili US is a party. Neither the Company, Yili US nor any subsidiary, is in violation of, in conflict with, in breach of or in default under any term or provision of, and no right of any party to accelerate, terminate, modify or cancel has come into existence under, (i) its articles of incorporation or by-laws (each as may have been amended, supplemented or restated), (ii) any provision of any judgment, writ, injunction, decree or order to which the any of them is a party; or (iii) any law, statute, rule or regulation applicable to any of them.

Section 2.4 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or entity, is required in connection with the execution and delivery of this Agreement by the Company or Yili US or the performance by the Company or Yili US of its obligations hereunder.

Section 2.5 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by the Company at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LI

Li represents, warrants and agrees, that the statements in the following paragraphs of this Section 3 are all true and complete as of the date hereof, and will, except as contemplated by this Agreement, be true and complete as of the Closing Date as if first made on such date:

Section 3.1 Corporate Organization of C3. C3 is a company organized as a BVI Business Company under the laws of the British Virgin Islands, is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. Li is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and to consummate the transactions contemplated under this Agreement, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition or results of operation of C3. Li has delivered to the Company complete and correct copies of the Memorandum of Association and Articles of Association or similar governing, organization or charter documents of C3 (collectively referred to herein as "Charter Documents"). C3 is not in violation of any of the provisions of its Charter Documents. The minute books or the equivalent of C3 contain true, complete and accurate records of meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and stockholders of Li ("Corporate Records"), since the time of its organization. The ownership records of C3 Shares are true, complete and accurate records of the ownership of the C3 Shares as of the date of such records and contain all transfers of such C3 Shares since the time of original issuance of the C3 Shares.

Section 3.2 Capitalization of C3; Title to the C3 Shares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, C3 shall have authorized 50,000 shares of capital stock, $1 per share, of which 1 C3 Share will be issued and outstanding. The C3 Shares constitute all the outstanding shares of capital stock of C3, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of C3.

Section 3.3 Subsidiaries and Equity Investments of C3. (i) Set forth on Schedule 3.3 is a true and correct list of the entities in which C3, directly or indirectly, owns capital stock or holds an equity or similar interest, together with their respective jurisdictions of organization and the percentage of the outstanding capital stock or other equity interests of such entity that is held by C3, subject to the completion of the PRC Entity Restructuring; (ii) other than with respect to the entities listed on Schedule 3.3, C3 does not, directly or indirectly, own any securities or beneficial ownership interests in any other person (including through joint ventures or partnership arrangements) or have any investment in any other person; (iii) C3 and its “Subsidiaries” (which for purposes of this Agreement means any entity in which C3 or any of its Subsidiaries, directly or indirectly, owns any of the capital stock, equity or similar interests or voting power of such entity at the date of this Agreement, after giving effect to the completion of the PRC Entity Restructuring) are entities duly organized and validly existing and in good standing under the laws of the jurisdictions in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted; and (iv) if applicable, each of C3 and the Subsidiaries is duly qualified as a foreign entity to do business and, to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect.

Section 3.4 Authorization and Validity of Agreements. The execution and delivery of this Agreement by Li and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions and no other actions on the part of Li are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by Li does not and will not violate or conflict with any provision of the Charter Documents of C3, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Li or C3 is a party or by which it is bound or to which any of his or its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Li or C3, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Li or C3 is bound.

Section 3.6 Regulatory Permits. C3 and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state (or their equivalent), local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a C3 Material Adverse Effect (as such term is hereinafter defined).

Section 3.7 Brokers’ Fees. Li does not have any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.8 Material Agreements. Except as set forth on Schedule 3.8 hereof, C3 is not a party to or bound by any contracts, including, but not limited to any:

a.	employment, advisory or consulting contract;

b.	plan providing for employee benefits of any nature;

c.	lease with respect to any property or equipment with a value exceeding $50,000;

d.	contract, agreement, understanding or commitment for any future expenditure in excess of $50,000 in the aggregate;

e.	contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization exceeding $50,000;

f.
agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of the Agreement.

Section 3.9. Financial Statements. Set forth on Schedule 3.9 attached hereto are the unaudited financial statements of Yili China which will become an indirect Subsidiary of the Company upon the consummation of the transactions contemplated hereunder (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of Yili China as of the dates thereof and the results of operations for the periods then ended.

Section 3.10. Material Changes. Since the date of the latest balance sheet included in the Financial Statements included on Schedule 3.10 attached hereto and, except as set forth on Schedule 3.10 attached hereto, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition or results of operation of C3 (a "C3 Material Adverse Effect"), (ii) neither the C3 nor any Subsidiary has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s or its Subsidiaries’ financial statements pursuant to GAAP.

Section 3.11. Governmental Consents. To the best of Li’s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any court, governmental agency, regulatory authority or political subdivision thereof, or any other entity, is required in connection with the execution, delivery and performance by Li of this Agreement.

Section 3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to the best knowledge of Li, currently threatened) against C3 or any of its Subsidiaries or, against any officer or director of C3 or any of its Subsidiaries in connection with such officer’s or director’s relationship with, or actions taken on behalf of, C3 or any of its Subsidiaries. There is no pending or, to the knowledge or belief of Li, currently threatened, claim or litigation against C3 or any of its Subsidiaries.

Section 3.13. Indebtedness; Compliance. Except as disclosed on Schedule 3.13 attached hereto, neither C3 nor any of its Subsidiaries is a party to any indenture, debt, loan or credit agreement by which it or any of its properties is bound. Neither C3 nor any of its Subsidiaries is (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default under), neither C3 nor any of its Subsidiaries has received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any court, arbitrator, governmental or administrative agency, regulatory or self regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility, or (iii) or has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a C3 Material Adverse Effect.

Section 3.14 Money Laundering Laws. The operations of C3 and each of its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the C3 and each of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of Li, threatened.

Section 3.15 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Li in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.16 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by Li at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Certain Changes and Conduct of Business.

a. From and after the date of this Agreement and until the Closing Date, the Company shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of the Company, and without the prior written consent of Li, will not, except as required or permitted pursuant to the terms hereof and the Financing Transaction:

i.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii.
make any change in its Charter Documents; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

iii.	A.
incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.	Issue any securities convertible or exchangeable for debt or equity securities of the Company;

iv.
make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v.
subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an the Company Material Adverse Effect;

vi.	acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii.	make or commit to make any material capital expenditures;

ix.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xiii.	make any material loan, advance or capital contribution to or investment in any person;

xiv.	make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv.	settle, release or forgive any claim or litigation or waive any right;

xvi.	commit itself to do any of the foregoing.

b. From and after the date of this Agreement, Li will cause C3 each of its Subsidiaries to:

1.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

2.
file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

3.	continue to conduct its business in the ordinary course consistent with past practices;

4.	keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

5.	continue to maintain existing business relationships with suppliers.

Section 4.2 Access to Properties and Records. Li shall afford the Company’s accountants, counsel and authorized representatives, and the Company shall afford to Li’s accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party except for the Financing Transaction. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

Section 4.4 Consents and Approvals. The parties shall:

i.
use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

ii.
diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5 Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6 Stock Issuance. From and after the date of this Agreement until the Closing Date, Li shall cause C3 not to issue any additional shares of its capital stock.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF LI

The obligations of Li to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Li in his sole discretion:

Section 5.1 Representations and Warranties of the Company and Yili US. All representations and warranties made by the Company and Yili US in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Company and Yili US as of such date.

Section 5.2 Agreements and Covenants. The Company and Yili US shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company or Yili US shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. Li shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Company and Yili US or in furtherance of the transactions contemplated by this Agreement as Li or its counsel may reasonably request.

Section 5.6 Series A Financing. Li shall have received a copy of the Securities Purchase Agreement duly executed by the parties thereto and the Series A Financing shall have been consummated.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY AND YILI US

The obligations of the Company and Yili US to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

Section 6.1 Representations and Warranties of Li. All representations and warranties made by Li in this Agreement shall be true and correct on and as of the Closing Date as if again made by Li on and as of such date.

Section 6.2 Agreements and Covenants. Li shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Li on or prior to the Closing Date. Yili China shall have received a Certificate of Approval issued by the related PRC governmental authority evidencing the governmental approval regarding the Purchase of Yili China by C3.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of C3 shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Other Closing Documents. The Company and Yili US shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Li or in furtherance of the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a. By the mutual written consent of Li and the Company;

b. By the Company or Yili US, upon a material breach of any representation, warranty, covenant or agreement on the part of Li set forth in this Agreement, or if any representation or warranty of Li shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "Li Breach"), and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

c. By Li, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Yili US set forth in this Agreement, or, if any representation or warranty of the Company or Yili US shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a "Company Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

d. By either the Company or Li, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either Li or the Company, if the Closing shall not have been consummated as a result of the Company or Li having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

e. By either Li or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement by Li or the Company pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.15 and 3.16. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 8.2 Indemnification.

a. Indemnification Obligations in favor of the Shareholders, Executive Officers, Directors and Employees of the Company. Notwithstanding the limitation set forth in Section 8.1 and subject to the limitations set forth in this Section 8.2, from and after the Closing Date until the expiration of statute of limitations for shareholder action under the laws of New York, Li shall reimburse and hold harmless the Company’s shareholders, executive officers, directors, employees in office immediately prior to the Closing (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Capital Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any the Company Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any the Company Indemnified Party, which arises or results from a third-party claim brought against a the Company Indemnified Party to the extent based on (i) a breach of the representations and warranties with respect to the business, operations or assets of C3 and/or any of its Subsidiaries, or (ii) any actions or omissions or any the Company Indemnified Party taken in furtherance of the transactions contemplated by this Agreement or the Financing Transaction.

   b. Indemnification in favor of Li. Notwithstanding the limitation set forth in Section 8.1 and subject to the limitations set forth in this Section 8.2, from and after the Closing Date until the expiration of statute of limitations for shareholder action under the laws of New York, the Company will, indemnify and hold harmless Li and his agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “Li Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by the Company or Yili US in this Agreement, (ii) any breach by the Company or Yili US of any covenant, obligation or other agreement made by the Company or Yili US in this Agreement, and (iii) a third-party claim based on any acts or omissions by the Company or Yili US from the inception of such corporations through and including the Closing Date.

Section 8.3 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Li, to:

Mr. Tie Li
22 Berkshire Way, East Brunswick, NJ 08816
Attention:
Tel:     7326681629
Fax:     6463493807
Email:  jtl2020@gmail.com

If to the Company or Yili US, to:

Paragon Semitech USA, Inc.
197 Route 18 South, Suite 3000, PMB 4157
East Brunswick, NJ 08816 Attention: Ms. Hong Zhao
Tel:     (732) 658-4280

with copies to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attention: Darren Ofsink
Tel. No.:   (212) 371-8008, ext. 127
Fax No.:   (212) 688-7273

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 8.5.

Section 8.6 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.8 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.10 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.5.

Section 8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 8.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 8.14 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARAGON SEMITECH USA, INC.

By:
Name: Hong Zhao
Title: Director, CFO

YILI CARBORUNDUM USA, INC.

By:
Name: Hong Zhao
Title: Director, Treasurer and Secretary

Tie Li

Schedule 2.2

Warrants

On October 9, 2007, the Company issued warrants to acquire 1,000,000 shares of its common stock to Columbia China Capital Group, Inc., an affiliate of the Company, at an exercise price of $0.001 per share with a term of five years from October 9, 2007 to October 9, 2012. The Warrants were issued pursuant to a consulting agreement by and between the Company and Columbia China Capital Group, Inc. (the “Consultant”), an affiliate to the Company on October 9, 2007. Under such agreement, the Company agrees to pay the warrants referenced above for the financial advisory services rendered by the Consultant.

Schedule 3.3

Name	Jurisdiction	Equity Owners and Percentage of Equity Securities Held
Yili Master Carborundum Production Co., Ltd. (“Yili China”)	China	100% owned by C3 Capital, Limited*
Xinjiang Ehe Mining and Metallurgy Co., Ltd. (“Ehe China”)	China	90% owned by C3 Capital, Limited * The rest 10% is to be owned by the local electric power supplier.
Xinjiang Paragon Master Mining Co., Ltd. (“Quartz Mine China”)	China	100% owned by C3 Capital, Limited *

* Subject to the completion of the PRC Entity Restructuring.

Schedule 3.8

Material Agreements

None.

Schedule 3.9

Financial Statement

See separately attached sheets.

Schedule 3.10

Material Changes

None.

Schedule 3.13

Indebtedness; Compliance

As of the date of this Agreement, Yili China owns approximately RMB 2,666,537.23 (Approximately US$389,847) to local electric power supplier, Yihe Hydro-electric Center of Development and Administration Center of Yilihe Area of Xinjiang.